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                                                                    EXHIBIT 23.2

[LETTERHEAD OF KPMG PEAT MARWICK]




                             ACCOUNTANTS' CONSENT
                             --------------------



The Board of Directors
MDT Corporation:


We consent to incorporation by reference in the registration statements (No. 33-20326 and No. 33-23906) on Forms S-8 of MDT Corporation of our reports dated May 31, 1996, except as to notes 7, which are as of June 17, 1996, relating to the statements of net assets available for plan benefits of MDT Corporation Savings and Thrift Plan for Salaried Employees and MDT Corporation Savings and Thrift Plan for Hourly Employees, and our report dated May 31, 1996 relating to the statements of net assets available for plan benefits of the MDT Corporation Savings and Thrift Plan for Union Employees as of December 31, 1995 and 1994, the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedules of assets held for investment purposes at December 31, 1995 and reportable transactions for the year ended December 31, 1995, which reports appear in the March 31, 1996 Annual Report on Form 10-K of MDT Corporation.



/s/ KPMG Peat Marwick LLP

Raleigh, North Carolina
July 12, 1996